Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Acquires Laserflex

(Chicago – January 19, 2017) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and value-added processor of industrial metals, announced today that it acquired The Laserflex Corporation (Laserflex), a privately-owned metal fabricator with locations in Columbus, Ohio and Wellford, South Carolina. Laserflex specializes in laser fabrication metal processing and welding and further enhances Ryerson’s existing fabrication and metals processing capabilities. Laserflex employs more than 100 employees at its two locations and has annual revenue of approximately $25 million.

“As Ryerson approaches its 175th year in business as an industry leader and iconic industrial brand, we are delighted to welcome Laserflex to our company. Laserflex and Ryerson share a passion for creating great customer experiences in the advanced fabrication of metal parts for a wide variety of original equipment manufacturers. Laserflex is an integral fit to our strategy focused around speed, scale, value-add, culture and analytics,” said Eddie Lehner, Ryerson’s President and Chief Executive Officer.

Added Kevin Richardson, Ryerson’s President, South-East Region, “The Laserflex management team has built an excellent company over the past 20 years, and we have worked closely with them as both a customer and a supplier of value-added services.”

Ken Kinkopf, President and Chief Executive Officer of Laserflex, stated, “Our Laserflex team is excited to join Ryerson and we look forward to growing and expanding our laser processing and other precision metal fabrication services throughout Ryerson’s expansive commercial network.”

About Ryerson

Ryerson is a leading distributor and value-added processor of industrial metals, with operations in the United States, Canada, Mexico and China. Founded in 1842, Ryerson employs around 3,500 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.